                                    Exhibit 99.1

FOR IMMEDIATE RELEASE                                                                              News Release
                Linda McNeill, Investor Relations
                 (713) 267-7622

BRISTOW GROUP REPORTS FINANCIAL RESULTS FOR THE
FISCAL YEAR 2009 FOURTH QUARTER AND YEAR-ENDED MARCH 31, 2009

HOUSTON, May 21, 2009 – Bristow Group Inc. (NYSE: BRS) today reported financial results for the fiscal year 2009 fourth quarter and year-ended March 31, 2009.

Highlights include:

For the March 2009 quarter:

▪
Revenue increased 6% versus the March 2008 quarter to $275.0 million.  Revenue improvements occurred across most of our business units, but most significantly in our Europe, West Africa and Latin America business units.  These were driven in large part by increases in rates, the addition of new aircraft and the consolidation of Bristow Norway (formerly Norsk Helikopters AS), our Norwegian affiliate, effective October 31, 2008.

▪	Operating income increased 28% to $42.9 million from $33.5 million in the March 2008 quarter.

▪	Income from continuing operations was unchanged at $26.3 million for the March 2009 and 2008 quarters.

▪
Diluted earnings per share from continuing operations decreased to $0.74 from $0.86 in the March 2008 quarter.  Diluted earnings per share for the March 2009 and 2008 quarters reflect the assumed conversion of our Mandatory Convertible Preferred Stock, which will convert to our common shares in September 2009 and added approximately 6.5 million shares to our weighted-average share count in both quarters.  Primarily as a result of our June 2008 offering, the weighted-average share count rose by 17% in the March 2009 quarter compared to the same period a year ago.

▪
Our results for the March 2009 quarter were unfavorably impacted by the strengthening U.S. dollar versus certain foreign currencies.  The changes in foreign currency exchange rates resulted in a decrease in our operating income of $6.3 million, income from continuing operations of $4.9 million and diluted earnings per share of $0.14.  Excluding the impact of changes in foreign currency exchange rates, diluted earnings per share from continuing operations would have been $0.88 for the March 2009 quarter.

▪	The March 2009 quarter also included the following significant items:

─
The net reduction in expense in Australia, part of our Southeast Asia business unit, upon resolution of a local tax matter, which was partially offset by expense recorded for other local tax matters.  These items collectively resulted in an increase in operating income of $1.3 million, income from continuing operations of $0.8 million and diluted earnings per share of $0.02.

─
A reduction in maintenance expense in our Eastern Hemisphere (“EH”) Centralized Operations business unit associated with a credit resulting from the renegotiation of a “power by the hour” (PBH) contract for aircraft maintenance with a third party provider, which increased operating income by $6.8 million, income from continuing operations by $4.4 million and diluted earnings per share by $0.12.

─
An increase in our overall effective tax rate to 35.0% resulting from a one time provision for potential foreign taxes and a settlement of tax contingencies related to certain foreign income taxes, which decreased income from continuing operations by $4.7 million and diluted earnings per share by $0.13.

▪	Excluding the impact of these significant items, diluted earnings per share from continuing operations would have been $0.73 for the March 2009 quarter.

▪	Financial results for the March 2008 quarter included:

─
Costs in our Other International business unit related to a claim by a former agent, whom we terminated in connection with an internal review, that decreased operating income by $4.5 million, income from continuing operations by $2.9 million and diluted earnings per share by $0.10.

─
A $4.5 million decrease in equity in earnings of Bristow Norway.  The lower level of equity earnings from Bristow Norway decreased income from continuing operations by $2.9 million and diluted earnings per share by $0.10.

─
Retirement related expenses for two of our corporate officers that decreased operating income by $1.9 million, income from continuing operations by $1.2 million and diluted earnings per share by $0.04.

─	Tax items that increased operating income by $2.9 million, income from continuing operations by $7.9 million and diluted earnings per share by $0.26.

▪	Excluding these items, diluted earnings per share from continuing operations would have been $0.84 for the March 2008 quarter.

For the fiscal year ended March 31, 2009:

▪
Revenue increased 12% versus the fiscal year ended March 31, 2008 to $1.1 billion.  Revenue increased for all of our business units, but most significantly in our Europe, West Africa, Southeast Asia and Latin America business units.  These revenue increases were driven in large part by increases in rates, the addition of new aircraft and the consolidation of Bristow Norway.

▪	Operating income increased 27% to $188.6 million from $148.7 million for the prior fiscal year.

▪	Income from continuing operations increased 16% to $124.6 million from $107.8 million for the prior fiscal year.

▪
Diluted earnings per share from continuing operations increased to $3.61 from $3.53 a year ago.  Diluted earnings per share for the fiscal years ended March 31, 2009 and 2008 reflect the assumed conversion of our Mandatory Convertible Preferred Stock, which will convert to our common shares in September 2009 and added approximately 6.5 million shares to our weighted-average share count in both fiscal years.  Primarily as a result of our June 2008 offering, the weighted-average share count rose by 13% in the fiscal year ended March 31, 2009 compared to the prior fiscal year.

▪
As was the case for the March 2009 quarter, results for the fiscal year ended March 31, 2009 were unfavorably impacted by the strengthening U.S. dollar.  The changes in foreign currency exchange rates resulted in a decrease in our operating income of $12.0 million, income from continuing operations of $9.2 million and diluted earnings per share of $0.27.  Excluding the impact of changes in foreign currency exchange rates, diluted earnings per share from continuing operations would have been $3.88 for the fiscal year ended March 31, 2009.

▪	The fiscal year ended March 31, 2009 also included the following significant items:

─
The gain on the sale of 53 small aircraft, related inventory, spare parts and offshore fuel equipment in the U.S. Gulf of Mexico (the “GOM Asset Sale”) on October 30, 2008, which increased operating income by $36.2 million, income from continuing operations by $23.4 million and diluted earnings per share by $0.68.

─
The impact of hurricanes in the U.S. Gulf of Mexico during the fiscal year ended March 31, 2009, which resulted in a decrease in flight activity and an increase in costs, which reduced operating income by $2.4 million, income from continuing operations by $2.0 million and diluted earnings per share by $0.06.

─
The April 2008 restructuring of our ownership interests in affiliates in Mexico, part of our Latin America business unit, which resulted in an increase in operating income of $0.8 million, income from continuing operations of $3.7 million and diluted earnings per share of $0.11.

─
The recognition of expense in Australia, part of our Southeast Asia business unit, related to local tax matters, increases in compensation costs retroactive to prior fiscal years and one time costs associated with introducing new aircraft into this market and moving aircraft within this market, which resulted in a reduction in operating income of $4.1 million, income from continuing operations of $2.9 million and diluted earnings per share of $0.08.

─
A reduction in maintenance expense in our EH Centralized Operations business unit associated with the PBH contract credit mentioned above, which increased operating income by $6.8 million, income from continuing operations by $4.8 million and diluted earnings per share by $0.14.

▪	Excluding the impact of these significant items, diluted earnings per share from continuing operations would have been $2.82 for the fiscal year ended March 31, 2009.

▪
In addition to the costs associated with termination of an agent and retirement of two of our corporate officers discussed above, financial results for the fiscal year ended March 31, 2008 included tax items that increased operating income by $8.3 million, income from continuing operations by $11.4 million and diluted earnings per share by $0.37.

▪	Excluding these items, diluted earnings per share from continuing operations would have been $3.31 for the fiscal year ended March 31, 2008.

Capital and Liquidity

▪	At March 31, 2009, key balance sheet items and capital commitments were:

─	$1.2 billion in stockholders’ investment and $746 million of indebtedness,

─	$301 million in cash and a $100 million undrawn revolving credit facility, and

─	Aircraft purchase commitments totaled $245 million for 24 aircraft.

▪	During the fiscal year ended March 31, 2009, key cash flow items were:

─	$128 million of cash from operating activities,

─	$102 million of proceeds from sales of assets, including the GOM Asset Sale,

─	$336 million in net proceeds from the sale of convertible senior notes and common stock, and

─	$455 million used on capital expenditures – primarily for aircraft – and $17 million for acquisitions.

CEO Remarks

“We are pleased with both our fiscal fourth quarter and year-end results. Despite the challenging economic environment throughout the year, and the significant decline in energy prices during the second half, 2009 was a record year for Bristow in terms of revenue and net income.  In the fourth quarter, we continued to experience good activity levels, particularly in Nigeria, the North Sea, Mexico and Brazil.  This was driven by stable pricing and the continued upgrade of our fleet to larger, more efficient and more profitable aircraft,” said William E. Chiles, President and Chief Executive Officer of Bristow Group Inc.

“The demand for our services has been negatively affected by lower E&P spending, but we are less affected than other oil service companies because of our production focus, fleet size and our geographic and customer diversity.  To date we’ve been able to maintain our pricing structure in this challenging environment.

“We believe we have the liquidity and financial flexibility to weather this uncertain operating environment and the ability to take advantage of attractive investment opportunities which may arise,” Chiles concluded.

CONFERENCE CALL

Management will conduct a conference call starting at 10:00 a.m. EDT (9:00 a.m. CDT) on Thursday, May 21, 2009, to review financial results for the March 2009 quarter.  The conference call can be accessed as follows:

Via Webcast:
▪	Visit Bristow Group’s investor relations Web page at http://www.bristowgroup.com
▪	Live: Click on the link for “Bristow Group Fiscal 2009 Fourth Quarter Earnings Conference Call”
▪	Replay: A replay via webcast will be available approximately one hour after the call’s completion and will be accessible for approximately 90 days

Via Telephone within the U.S.:
▪	Live: Dial toll free (877) 941-2332
▪	Replay: A telephone replay will be available through June 4, 2009 and may be accessed by calling toll free (800) 406-7325, passcode: 4072528#

Via Telephone outside the U.S.:
▪	Live: Dial (480) 629-9723
▪	Replay: A telephone replay will be available through June 4, 2009 and may be accessed by calling (303) 590-3030, passcode: 4072528#

ABOUT BRISTOW GROUP INC.

Bristow Group Inc. is a leading provider of helicopter services to the worldwide offshore energy industry.  Through its subsidiaries, affiliates and joint ventures, the Company has significant operations in most major offshore oil and gas producing regions of the world, including the North Sea, the U.S. Gulf of Mexico, Nigeria, Australia and Latin America.  For more information, visit the Company’s website at www.bristowgroup.com.

FORWARD-LOOKING STATEMENTS DISCLOSURE

Statements contained in this news release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements.  These forward-looking statements include statements regarding the impact of activity levels, commodity prices, customer demand, future operations, future liquidity and growth plans and opportunities.  It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements.  Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s annual report on Form 10-K for the fiscal year ended March 31, 2009.  Bristow Group Inc. disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events or otherwise.
(financial tables follow)

BRISTOW GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2008	2009	2008	2009
	(Unaudited)
Gross revenue:
Operating revenue from non-affiliates	$226,331	$237,909	$868,929	$964,060
Operating revenue from affiliates	11,218	12,412	49,806	64,904
Reimbursable revenue from non-affiliates	21,250	23,412	87,325	99,608
Reimbursable revenue from affiliates	1,486	1,272	6,704	5,231
	260,285	275,005	1,012,764	1,133,803
Operating expense:
Direct cost	159,911	166,971	635,327	718,375
Reimbursable expense	22,519	23,550	91,106	102,987
Depreciation and amortization	18,013	18,411	54,140	65,514
General and administrative	31,815	24,880	92,833	103,656
Gain on GOM Asset Sale	—	1,564	—	(36,216)
(Gain) loss on disposal of other assets	(5,469)	(3,224)	(9,390)	(9,089)
	226,789	232,152	864,016	945,227
Operating income	33,496	42,853	148,748	188,576

Earnings from unconsolidated affiliates, net of losses	1,745	4,947	12,978	13,224
Interest income	2,944	265	12,725	6,004
Interest expense	(7,644)	(8,522)	(23,779)	(33,022)
Other income (expense), net	(190)	1,128	1,585	3,368
Income from continuing operations before provision forincome taxes and minority interest	30,351	40,671	152,257	178,150
Provision for income taxes	(4,491)	(14,249)	(44,526)	(51,269)
Minority interest	475	(137)	83	(2,327)
Income from continuing operations	26,335	26,285	107,814	124,554
Discontinued operations:
Income (loss) from discontinued operations before provision for income taxes	1,032	—	1,722	(379)
(Provision) benefit for income taxes on discontinued operations	(145)	—	(5,544)	133
Earnings (loss) from discontinued operations	887	—	(3,822)	(246)
Net income	27,222	26,285	103,992	124,308
Preferred stock dividends	(3,163)	(3,163)	(12,650)	(12,650)
Net income available to common stockholders	$24,059	$23,122	$91,342	$111,658

Basic earnings per common share:
Earnings from continuing operations	$0.97	$0.79	$4.00	$4.01
Earnings (loss) from discontinued operations	0.04	—	(0.16)	(0.01)
Net earnings	$1.01	$0.79	$3.84	$4.00

Diluted earnings per common share:
Earnings from continuing operations	$0.06	$0.74	$3.53	$3.61
Earnings (loss) from discontinued operations	0.03	—	(0.12)	(0.01)
Net earnings	$0.89	$0.74	$3.41	$3.60

Weighted average number of common shares outstanding
Basic	23,909	29,110	23,772	27,884
Diluted	30,644	35,748	30,514	34,542

BRISTOW GROUP INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31,	March 31,
	2008	2009
ASSETS
Current assets:
Cash and cash equivalents	$290,050	$300,969
Accounts receivable from non-affiliates	204,599	194,030
Accounts receivable from affiliates	11,316	22,644
Inventories	176,239	165,438
Prepaid expenses and other	24,177	20,226
Total current assets	706,381	703,307
Investment in unconsolidated affiliates	52,467	20,265
Property and equipment – at cost:
Land and buildings	60,056	68,961
Aircraft and equipment	1,428,996	1,823,011
	1,489,052	1,891,972
Less – Accumulated depreciation and amortization	(316,514)	(350,515)
	1,172,538	1,541,457
Goodwill	15,676	44,654
Other assets	30,293	25,590
	$1,977,355	$2,335,273

LIABILITIES AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Accounts payable	$49,650	$44,892
Accrued wages, benefits and related taxes	35,523	39,939
Income taxes payable	5,862	—
Other accrued taxes	1,589	3,357
Deferred revenues	15,415	17,593
Accrued maintenance and repairs	13,250	10,317
Accrued interest	5,656	6,434
Other accrued liabilities	22,235	20,164
Deferred taxes	9,238	6,195
Short-term borrowings and current maturities of long-term debt	6,541	5,972
Total current liabilities	164,959	154,863
Long-term debt, less current maturities	599,677	739,874
Accrued pension liabilities	134,156	81,380
Other liabilities and deferred credits	14,805	16,741
Deferred taxes	91,747	119,589
Minority interest	4,570	11,200
Commitments and contingencies
Stockholders’ investment:
5.50% mandatory convertible preferred stock	222,554	222,554
Common stock	239	291
Additional paid-in capital	186,390	421,391
Retained earnings	606,931	719,844
Accumulated other comprehensive loss	(48,673)	(152,454)
	967,441	1,211,626
	$1,977,355	$2,335,273

BRISTOW GROUP INC. AND SUBSIDIARIES
SELECTED OPERATING DATA
(In thousands, except flight hours and percentages)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2008	2009	2008	2009
	(Unaudited)
Flight hours (excludes Bristow Academy and unconsolidated affiliates):
U.S. Gulf of Mexico	32,018	19,603	139,938	117,686
Arctic	1,232	1,082	7,864	8,493
Latin America	7,845	14,646	40,439	51,404
Europe	10,403	13,681	44,343	47,493
West Africa	9,561	9,898	38,170	39,027
Southeast Asia	4,451	4,280	16,029	18,503
Other International	1,886	1,540	8,730	7,358
Consolidated total	67,396	64,730	295,513	289,964

Gross revenue:
U.S. Gulf of Mexico	$54,664	$45,006	$219,299	$222,701
Arctic	2,037	2,637	14,254	16,725
Latin America	14,400	20,569	63,863	80,533
WH Centralized Operations	692	(453)	4,105	7,850
Europe	89,828	105,294	361,744	401,504
West Africa	45,401	51,639	170,770	192,427
Southeast Asia	34,849	29,930	111,117	129,073
Other International	12,143	11,139	47,518	51,598
EH Centralized Operations	4,991	7,167	22,366	31,757
Bristow Academy	4,571	7,113	14,787	24,399
Intrasegment eliminations	(3,390)	(5,092)	(17,195)	(24,848)
Corporate	99	56	136	84
Consolidated total	$260,285	$275,005	$1,012,764	$1,133,803

Operating income:
U.S. Gulf of Mexico	$7,230	$6,732	$34,131	$31,705
Arctic	(281)	(5)	1,762	2,598
Latin America	2,205	4,803	13,618	21,972
WH Centralized Operations	(2,591)	(4,172)	(2,100)	(6,453)
Europe	20,183	18,988	77,348	74,773
West Africa	6,633	18,603	31,941	46,310
Southeast Asia	8,044	9,545	23,754	19,889
Other International	(5,041)	2,008	(283)	7,918
EH Centralized Operations	539	(8,874)	(13,391)	(27,723)
Bristow Academy	(197)	534	(809)	753
Gain on GOM Asset Sale	—	(1,564)	—	36,216
Gain (loss) on disposal of other assets	5,469	3,224	9,390	9,089
Corporate	(8,697)	(6,969)	(26,613)	(28,471)
Consolidated total	$33,496	$42,853	$148,748	$188,576

Operating margin:
U.S. Gulf of Mexico	13.2%	15.0%	15.6%	14.2%
Arctic	(13.8)%	(0.2)%	12.4%	15.5%
Latin America	15.3%	23.4%	21.3%	27.3%
Europe	22.5%	18.0%	21.4%	18.6%
West Africa	14.6%	36.0%	18.7%	24.1%
Southeast Asia	23.1%	31.9%	21.4%	15.4%
Other International	(41.5)%	18.0%	(0.6)%	15.3%
Bristow Academy	(4.3)%	7.5%	(5.5)%	3.1%
Consolidated total	12.9%	15.6%	14.7%	16.6%